Exhibit 99.1

Biofrontera Inc. Closes Purchase of All Ameluz® and RhodoLED® US Assets from Biofrontera AG

●	Biofrontera Inc. acquires full U.S. rights to Ameluz® and RhodoLED®, including New Drug Application and associated patents, from former parent Biofrontera AG.
●	New earnout structure reduces payment rate to 12%–15% of U.S. net sales from 25%–35%.
●	Closing releases final $2.5 million of $11 million financing led by existing investors Rosalind Advisors and AIGH Capital Management, which is expected to fund Biofrontera Inc. to profitability.

WOBURN, Mass., October 23, 2025 – Biofrontera Inc. (Nasdaq: BFRI) (“Biofrontera” or the “Company”), a biopharmaceutical company specializing in the development and commercialization of photodynamic therapy (PDT), today announced the closing of its restructuring and asset purchase agreement with its former parent company, Biofrontera AG. Under the transaction, Biofrontera Inc. has acquired all U.S. assets and rights related to Ameluz® and RhodoLED®, including the New Drug Application (NDA), Investigational New Drug Application (IND), manufacturing rights and contracts, all intellectual property, and related personnel.

As a result of the transaction, Biofrontera Inc. will now pay a monthly earnout of 12% in years where annual U.S. net sales of Ameluz® are up to $65 million, and 15% in years where U.S. net sales are above that threshold. These payments will cease upon patent expiry. This replaces the prior transfer-pricing model under which the Company paid perpetual 25%–35% of net sales per tube, depending on timing and indication. The new structure reduces overall cost for Biofrontera Inc. and is expected to accelerate the Company’s timeframe to reach break-even.

With the completion of this agreement, Biofrontera Inc. now assumes full responsibility for manufacturing, regulatory, quality management, pharmacovigilance, and commercialization of Ameluz® and the RhodoLED® portfolio in the U.S. The Company expects the full transfer of assets and personnel to be completed by late Q4 2025 or early Q1 2026.

The transaction was funded through an $11 million investment led by existing investors Rosalind Advisors, Inc. and AIGH Capital Management LLC, $8.5 million of which was funded at the time of term-sheet execution. Biofrontera AG will also receive a 10% post-money equity stake in Biofrontera Inc., aligning long-term interests between the two entities.

“This is a transformative transaction that strengthens Biofrontera’s financial and operational profile,” said Dr. Hermann Luebbert, Chief Executive Officer and Chairman of Biofrontera Inc. “The significantly reduced earnout structure is expected to drive meaningful gross margin expansion starting in the fourth quarter of 2025. Coupled with the new capital infusion, this positions us to accelerate Ameluz® growth and advance label expansion into additional indications.”

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company specializing in the development and treatment of dermatological conditions with a focus on PDT. The Company commercializes the drug-device combination Ameluz® with the RhodoLED® lamp series for PDT of Actinic Keratosis, pre-cancerous skin lesions which may progress to invasive skin cancers. The Company performs clinical trials to extend the use of the products to treat non-melanoma skin cancers and moderate to severe acne. For more information, visit www.biofrontera-us.com and follow Biofrontera on LinkedIn and X .

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended. These statements include, but are not limited to, statements relating to Biofrontera’s commercial opportunities and the commercial success of its products. We have based these forward-looking statements on our current expectations and projections about future events. Nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz® in combination with BF-RhodoLED and/or RhodoLED XL in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; the impact of any extraordinary external events; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s products; whether the market opportunity for Ameluz® in combination with BF- RhodoLED and/or RhodoLED XL is consistent with the Company’s expectations; the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing; and other factors that may be disclosed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), which can be obtained on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Investor Relations Contact

Ben Shamsian

Lytham Partners

646-829-9701

shamsian@lythampartners.com